EXHIBIT 10.15

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “First Amendment”) is made as of October 1, 2011 (“Effective Date”), by and between ARE-3535/3565 GENERAL ATOMICS COURT, LLC, a Delaware limited liability company (“Landlord”), and FATE THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are parties to that certain Lease Agreement dated as of December 3, 2009 (the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 23,640 rentable square feet in a building located at 3535 General Atomics Court, San Diego, California (“Premises”). The Premises consist of (i) approximately 18,813 rentable square feet located on the second floor of the Building (“Second Floor Premises”) and (ii) approximately 4,827 rentable square feet located on the first floor of the Building (“First Floor Premises”). The Premises, including the Second Floor Premises and the First Floor Premises, are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. Landlord and Tenant desire, subject to the terms and conditions set forth herein, to amend the Lease to (a) provide for the surrender of the First Floor Premises, and (b) lease certain additional space in the Building consisting of approximately 4,871 rentable square foot of space located on the first floor of the Premises (“Expansion Premises”) as more particularly described in Exhibit A to this First Amendment.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Premises. As of the Effective Date, the Premises and Exhibit A to the Lease shall be deemed to exclude the First Floor Premises. Commencing on the Expansion Premises Commencement Date (as defined in Section 7 below), (i) the Premises shall be deemed to include the Expansion Premises and (ii) Exhibit A to this First Amendment shall be deemed added to Exhibit A to the Lease.

2. Surrender of the First Floor Premises. The Lease with respect to the First Floor Premises shall terminate on the Effective Date. Tenant shall voluntarily surrender the First Floor Premises on or before the Effective Date in the condition which Tenant is required to surrender the Premises as of the expiration of the Lease (including, without limitation, as required by Section 28 of the Lease; provided, however, that Tenant shall not be required to provide Landlord with a Surrender Plan). From and after the Effective Date, Tenant shall have no further rights of any kind with respect to the First Floor Premises. Notwithstanding the foregoing, those provisions of the Lease which, by their terms, survive the termination of the Lease shall survive the surrender of the First Floor Premises and the termination of the Lease with respect to the First Floor Premises as provided for herein. Nothing herein shall excuse Tenant from its obligations under the Lease with respect to the First Floor Premises prior to the Effective Date.

3. Amendments to the Defined Terms as of the Effective Date. As of the Effective Date, the following definitions on Page 1 of the Lease shall be amended and restated in their entirety as follows:

a.	“Premises: The portion of the Project containing approximately 18,813 rentable square feet located on the western half of the second floor of the building, as determined by Landlord, as shown on Exhibit A. The rentable square footage of the Premises is subject to adjustment as provided in for in Section 5 hereof.”

b.	“Rentable Area of the Premises: 18,813 sq ft., subject to adjustment as provided for in Section 5 hereof.”

c.	“Tenant’s Share of Operating Expenses for the Building: 24.73%, subject to adjustment as provided for in Section 5 hereof.”

d.	“Tenant’s Share of Operating Expenses for the Project: 15.72%, subject to adjustment as provided for in Section 5 hereof.”

4. Amendments to the Defined Terms as of the Expansion Premises Commencement Date. As of the Expansion Premises Commencement Date, the following definitions on Page 1 of the Lease shall be amended and restated in their entirety as follows:

a.	“Premises: The portion of the Project containing approximately 23,684 rentable consisting of (i) 18,813 square feet located on the western half of the second floor of the Building (“Second Floor Premises”), and (ii) approximately 4,871 square feet located on the first floor of the Building (“Expansion Premises”), all as determined by Landlord, as shown on Exhibit A. The rentable square footage of the Premises is subject to adjustment as provided in for in Section 5 hereof.”

b.	“Rentable Area of the Premises: 23,684 sq ft., subject to adjustment as provided for in Section 5 hereof.”

c.	“Tenant’s Share of Operating Expenses for the Building: 31.13%, subject to adjustment as provided for in Section 5 hereof.”

d.	“Tenant’s Share of Operating Expenses for the Project: 19.79%, subject to adjustment as provided for in Section 5 hereof.”

e.	“Base Term: With respect to the Second Floor Premises, commencing on June 10, 2010 and ending on June 30, 2014. With respect to the Expansion Premises, commencing on the Expansion Premises Commencement Date and ending on June 30, 2014.”

5. Payment of Base Rent.

a.	Notwithstanding anything to the contrary in the Lease, commencing on the Effective Date, the monthly Base Rent payable in respect of the Premises shall be as follows:

Period	Base Rent

Effective Date – June 10, 2012	$2.95 per rentable square foot per month

June 11, 2012 – June 10, 2013	$3.05 per rentable square foot per month

June 11, 2013 – June 30, 2014	$3.15 per rentable square foot per month

b.	The second paragraph of Section 3(a) of the Lease is hereby deleted in its entirety and replaced with the following:

“Notwithstanding anything to the contrary contained in this Lease, Tenant shall be required to pay Base Rent in the per square foot amounts set forth in Page 1:

(i) with respect to only 15,000 rentable square feet of the Premises commencing on the Commencement Date and continuing through the Effective Date;

(ii) with respect to only 11,937 rentable square feet of the Premises commencing on the Effective Date and continuing through December 10, 2011;

(iii) with respect to only 15,120 rentable square feet of the Premises commencing on December 11, 2011 and continuing through June 10, 2012; provided, however that if the Expansion Premises Commencement Date occurs during such period, then as of the Expansion Premises Commencement Date through June 10, 2012, Tenant shall pay Base Rent with respect to 19,000 rentable square feet of the Premises; and

(iv) if the Expansion Premises Commencement Date has not occurred prior to June 11, 2012, with respect to only 18,813 rentable square feet of the Premises commencing on June 11, 2012 and continuing through the Expansion Premises Commencement Date; provided, however, that upon the Expansion Premises Commencement Date, Tenant shall pay Base Rent with respect to the entire Premises consisting of 23,684 rentable square feet.

c. Notwithstanding anything to the contrary in the Lease, Tenant shall receive a credit to be applied to the payment of Base Rent for the calendar month of November, 2011 in the amount of $18,071.70.

6. Landlord’s Second Floor Work. Landlord shall, at Landlord’s sole cost and expense, convert the existing chemistry laboratory in the Second Floor Premises (“Chemistry Lab”) to a biology laboratory as set forth on Exhibit B hereto (“Landlord’s Second Floor Work”). Landlord shall use reasonable efforts to substantially complete Landlord’s Second Floor Work on or before December 31, 2011; provided, however, that if Landlord fails to timely complete Landlord’s Second Floor Work, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Lease shall not be void or voidable. Landlord shall select all building materials and equipment required to complete the Landlord’s Second Floor Work in its sole and absolute subjective discretion. Landlord shall complete Landlord’s Second Floor Work in a good and workmanlike manner. Tenant acknowledges that Landlord shall require access to portions of the Premises in order to complete Landlord’s Second Floor Work. Landlord and its contractors and agents shall have the right to enter the Premises to complete Landlord’s Second Floor Work and Tenant shall cooperate with Landlord in connection with the same. Tenant acknowledges that Landlord’s completion of the Landlord’s Second Floor Work may adversely affect Tenant use and occupancy of the Premises; provided, however, that Landlord shall use commercially reasonable efforts to minimize any interruption to Tenant’s business operations in the Premises including, without limitation, considering any requests by Tenant. Tenant waives all claims against Landlord in connection with Landlord’s Second Floor Work including, without limitation, claims for rent abatement. Notwithstanding anything to the contrary contained in the Lease or this First Amendment, provided that Tenant is not then in Default under the Lease, if Landlord does not substantially complete (subject to minor punch list items) Landlord’s Second Floor Work by April 15, 2012 (“Outside Completion Date”), subject to Tenant Delays (as defined below) and Force Majeure delays, then the rentable square footage on which Tenant is required to pay Base Rent under the Lease shall be reduced on a pro-rata, per diem basis by the rentable square footage of the Chemistry Lab commencing on April 16, 2012 and continuing until the completion of Landlord’s Second Floor Work. The term “Tenant Delay” shall mean any act or omission by Tenant or any Tenant Party (as defined in the Lease), or persons employed by any of such persons which causes an actual delay in the completion of the Landlord’s Second Floor Work. If the completion of Landlord’s Second Floor Work is delayed as result of a Force Majeure Delay or a Tenant Delay, then the Outside Completion Date shall be extended by one day for each day of Tenant Delay or Force Majeure delay, if any.

7. Delivery of the Expansion Premises/Landlord’s Expansion Premises Work.

a.	Landlord shall use reasonable efforts to deliver the Expansion Premises to Tenant on or before April 1, 2012 (“Delivery” or “Deliver”) with Landlord’s Expansion Premises Work (defined below) substantially complete. If Landlord fails to timely Deliver the Expansion Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Lease with respect to the Expansion Premises shall not be void or voidable. “Landlord’s Expansion Premises Work” shall mean the improvements set forth on Exhibit C hereto. Landlord shall select all building materials and equipment required to complete the Landlord’s Expansion Premises Work in its sole and absolute subjective discretion. Landlord shall complete Landlord’s Expansion Premises Work in a good and workmanlike manner. Other than Landlord’s Expansion Premises Work, Landlord shall have no obligation to perform any work at the Building in connection with Tenant’s occupancy or obtain any permits, approvals or entitlements related to Tenant’s specific use of the Expansion Premises or Tenant’s business operations therein.

b.	The “Expansion Premises Commencement Date” shall be the date that Landlord Delivers the Expansion Premises to Tenant. Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Expansion Commencement Date when the same is established in a form substantially similar to the form of the “Acknowledgement of Commencement Date” attached to the Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.

c.	Except as set forth in this First Amendment, if applicable: (i) Tenant shall accept the Expansion Premises in their condition as of the Expansion Premises Commencement Date; (ii) Landlord shall have no obligation for any defects in the Expansion Premises; and (iii) Tenant’s taking possession of the Expansion Premises shall be conclusive evidence that Tenant accepts the Expansion Premises and that the Expansion Premises were in good condition at the time possession was taken.

d.	Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Expansion Premises, and/or the suitability of the Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Expansion Premises are suitable for the Permitted Use.

8. No Right to Expand; No Right to Terminate; No Temporary Premises. Section 39, Section 41 and Section 42 of the Lease are hereby deleted in the entirety and are of no further force or effect.

9. Redevelopment of Project. Tenant acknowledges that Landlord, in its sole discretion, may now and/or in the future time expand, renovate and/or reconfigure the Project as the same may exist from time to time and, in connection therewith or in addition thereto, as the case may be, from time to time without limitation: (a) change the shape, size, location, number and/or extent of any improvements, buildings, structures, lobbies, hallways, entrances, exits, parking and/or parking areas relative to any portion of the Project; (b) modify, eliminate and/or add any buildings, improvements, and parking structure(s) either above or below grade, to the Project, the Common Areas and/or any other portion of the Project and/or make any other changes thereto affecting the same; and (c) make any other changes, additions and/or deletions in any way affecting the Project and/or any portion thereof as Landlord may elect from time to time, including without limitation, additions to and/or deletions from the land comprising the Project, the Common Areas and/or any other portion of the Project. The provisions of this section shall not supersede or modify Section 24 (Quiet Enjoyment) of the Lease.

10. Miscellaneous.

a.	This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.	This First Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest ands shareholders.

c.	This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this First Amendment attached thereto.

d.	Landlord and Tenant each represent and warrant that it has not dealt with any broker, agent, or other person (collectively, “Broker”) other than Hughes Marino and Cassidy Turley in connection with this transaction, and that no Broker brought about this transaction. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker (other than Hughes Marino or Cassidy Turley) claiming a commission or other form of compensation by virtue of having dealt with Landlord or Tenant, as applicable, with regard to this leasing transaction.

e.	Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed, and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment. In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail. Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

[Signatures are on the next page.]

IN WITNESS THEREOF, the parties hereto have executed this First Amendment as of the day and year first written above.

LANDLORD:

ARE-3535/3565 GENERAL ATOMICS COURT, LLC, a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, INC., a Maryland corporation, managing member

By:	/s/ Gary Dean
GARY DEAN
VP – RE LEGAL AFFAIRS

TENANT:

FATE THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Scott Wolchko
Name:	Scott Wolchko
Title:	CFO, Treasurer & Secretary